                                                                  Exhibit (a)(1)

                                 VIRYANET LTD.

                       OFFER TO EXCHANGE ALL OUTSTANDING
     OPTIONS UNDER THE VIRYANET LTD. 1996 STOCK OPTION AND INCENTIVE PLAN,
              VIRYANET LTD. 1997 STOCK OPTION AND INCENTIVE PLAN,
               VIRYANET LTD. 1998 STOCK OPTION AND INCENTIVE PLAN
             AND VIRYANET LTD. 1999 STOCK OPTION AND INCENTIVE PLAN
             TO PURCHASE ORDINARY SHARES, PAR VALUE $.01 PER SHARE,
                           HELD BY CERTAIN EMPLOYEES
                    FOR NEW OPTIONS UNDER THE VIRYANET LTD.
                      1999 STOCK OPTION AND INCENTIVE PLAN

--------------------------------------------------------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME, ON
                SEPTEMBER 4, 2001, UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------

   ViryaNet Ltd. ("ViryaNet", "we", "our" or "us") is offering to exchange new options under the ViryaNet Ltd. 1999 Stock Option and Incentive Plan (the "1999 Stock Plan") for all outstanding options to purchase our ordinary shares granted under our 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1998 Stock Option and Incentive Plan and 1999 Stock Plan (collectively, the "Option Plans") that are held by option holders who are employees of ViryaNet or one of our subsidiaries on the date of the tender of the option and through the date of the grant of the new option and who are neither our officers or directors nor on a leave of absence, except on a leave of absence approved by the chief financial officer (each, an "eligible employee" and collectively, "eligible employees"). Individuals who are our officers or directors are listed on Schedule A to this offer to exchange. Each option that is properly tendered and accepted will be cancelled and exchanged for new options under our 1999 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer"). Unless otherwise indicated herein, all references to "dollars" or "$" are to the currency of the United States and all references to "NIS" are to the currency of Israel.

   The number of ordinary shares subject to new options to be granted to each eligible employee who participates in the offer will be equal to the number of ordinary shares, NIS 0.1 par value per share (the "ordinary shares"), subject to the options tendered by such option holder and accepted for exchange multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. We will grant the new options on the date of the first meeting of our Board of Directors held on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange, but in no event later than March 15, 2002, unless the offer is extended. If you are not an eligible employee from the date that you tender your options through the date of grant of the new options, you will not receive any new options for your tendered options. All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date the offer ends. The offer is currently expected to expire on September 4, 2001 and we expect to cancel options on September 5, 2001, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about March 6, 2002 but in no event later than March 15, 2002, unless the offer is extended.

   You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the ordinary shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all of the options you received during the six months prior to the date of cancellation of any of your tendered options.

   This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions which we describe in section 6 below.

   If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1999 Stock Plan and enter into a new option agreement with you for the number of unexercised shares under your tendered and cancelled option multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events and rounded down to the nearest whole share. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our ordinary shares on the Nasdaq National Market on the date of grant. Each new option will have the same vesting commencement date and vesting schedule as the option for which it was exchanged, such that the total number of shares vested and unexercised under the new option as of the date of grant will be equal to the number of shares that would have been vested and unexercised on the grant date had the tendered option not been tendered and cancelled but instead continued to vest in accordance with its terms, as adjusted pursuant to the terms of the offer. The total number of shares under the new option that shall vest on each of the vesting dates after the grant date shall be equal to the number of shares that would have vested on such vesting date had the tendered option not been tendered and cancelled, as adjusted pursuant to the terms of the offer.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

   Our ordinary shares are quoted on the Nasdaq National Market under the symbol "VRYA." On August 3, 2001, the last reported sale price of the ordinary shares on the Nasdaq National Market was $1.06 per share.

   WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR OUR ORDINARY SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

   You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Mr. Albert Gabrielli or Mr. Alon Tabak at our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027 (phone: (508) 490-8600).

                                   IMPORTANT

   If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027, Attn: Mrs. Laura Martino (fax: (508) 490-8666).

   We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY

INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION IN THE UNITED STATES, THE ISRAELI SECURITIES AUTHORITY OR ANY OTHER SECURITIES AUTHORITY, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE ISRAELI SECURITIES AUTHORITY OR ANY STATE OR OTHER SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY MAY BE A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................    1

RISKS OF PARTICIPATING IN THE OFFER.......................................    9

INTRODUCTION..............................................................   10

THE OFFER.................................................................   12

 1. Number of Options; Expiration Date....................................   12

 2. Purpose of the Offer..................................................   13

 3. Procedures for Tendering Options......................................   14

 4. Withdrawal Rights.....................................................   15

 5. Acceptance of Options for Exchange and Issuance of New Options........   15

 6. Conditions of the Offer...............................................   17

 7. Price Range of Ordinary Shares Underlying the Options.................   18

 8. Source and Amount of Consideration; Terms of New Options..............   18

 9. Information Concerning ViryaNet.......................................   24

10. Interests of Directors and Officers; Transactions and Arrangements
 Concerning the Options...................................................   25

11. Status of Options Acquired by us in the Offer; Accounting Consequences
 of the Offer.............................................................   26

12. Legal Matters; Regulatory Approvals...................................   26

13. Material U.S. Federal Income Tax Consequences of Exchange of Options..   27

14. Tax Consequences for Employees who are Non-U.S. Tax Residents.........   28

15. Extension of Offer; Termination; Amendment............................   29

16. Fees and Expenses.....................................................   30

17. Additional Information................................................   30

18. Miscellaneous.........................................................   31

SCHEDULE A Information Concerning the Directors and Officers of ViryaNet..  A-1

SCHEDULE B Summary Financial Statements...................................  B-1

                               SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the letter of transmittal and the notice to withdraw tender. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

   We are offering to exchange new options under the 1999 Stock Plan for all outstanding, unexercised options held by eligible employees under our Option Plans, whether or not vested, or any lesser number of options that eligible employees properly tender in the offer. (See section 1)

WHO IS ELIGIBLE TO PARTICIPATE?

   To receive a grant of new options pursuant to the offer and under the terms of the 1999 Stock Plan, you must be an employee of ViryaNet or one of our subsidiaries continuously from the date you tender options through the date on which we grant the new options, provided you are neither an officer or director listed on Schedule A to this offer to exchange nor on a leave of absence, except if such leave of absence was approved by our chief financial officer. As discussed below in sections 1 and 5, we will not grant the new options until the date of the first meeting of our Board of Directors held on or about the first business day that is at least six months and one day following the date on which we cancel the options accepted for exchange, but in no event later than March 15, 2002, unless the offer is extended. If for any reason you are not an eligible employee from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender. (See sections 1 and 5)

WHAT ARE THE CONDITIONS TO THE OFFER?

   The offer is not conditioned upon a minimum number of options being tendered, with the important exception that you will be required to tender all options you received during the six months prior to the date of cancellation of any of your tendered options. Participation in the offer is voluntary. The offer is subject to a number of other conditions, among other things, a change in accounting principles, a lawsuit challenging the tender offer, a third-party tender offer for our ordinary shares or other acquisition proposal or a change in your employment status with us. These and various other conditions are more fully described in section 6 below.

WHY IS THE OFFER BEING MADE?

   We believe that stock option grants facilitate employee retention and provide incentive for high performance. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares as reported on the Nasdaq National Market. We believe that these options are unlikely to be exercised in the foreseeable future. By making this offer to eligible employees to exchange outstanding options for new options for an increased number of ordinary shares with an exercise price equal to the fair market value of our ordinary shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for eligible employees, thereby increasing shareholder value. (See section 2)

WHY DON'T WE SIMPLY REPRICE THE CURRENT OPTIONS?

   "Repricing" existing options would result in variable accounting for all such options, which could require us for financial reporting purposes to record compensation expense each quarter until such repriced options were exercised, cancelled or expired. The higher the market value of our ordinary shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards.

WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY ELIGIBLE OPTIONS CANCELLED?

   We have a limited pool of options available for grant to our employees. The grant of additional options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to employees of ViryaNet and our subsidiaries under the 1999 Stock Plan. Because the outstanding eligible options are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our ordinary shares), we have determined that it is in the best interest of ViryaNet and our shareholders to offer this exchange program as designed.

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

   Yes, all eligible employees outside the United States are eligible to participate subject to the terms and conditions of the offer. However, we are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction, although, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction. If you are a resident for tax purposes of a jurisdiction outside of the United States, please be sure to read section 14, which discusses certain tax consequences for non-U.S. tax residents.

HOW MANY SHARES WILL UNDERLIE THE NEW OPTIONS I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

   Subject to the terms of this offer, we will grant you new options to purchase the number of our ordinary shares that is equal to the number of ordinary shares subject to the options you tender multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. For example, if you tender an option to purchase 123 ordinary shares that we accept for exchange, you will receive an option to purchase 135 ordinary shares. All new options will be granted under our 1999 Stock Plan and will be subject to the terms and conditions of the 1999 Stock Plan and a new option agreement between you and us. You must execute a new option agreement before receiving your new options. (See sections 1 and 5)

WHEN WILL I RECEIVE MY NEW OPTIONS?

   We will grant the new options at the first meeting of our Board of Directors held on or about the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, but in no event later than March 15, 2002, unless the offer is extended. For example, if we cancel tendered options on September 5, 2001, which is the day after the scheduled expiration date of the offer, we currently expect the grant date of the new options will be on or about March 6, 2002. If you are not an eligible employee of ViryaNet or one of our subsidiaries from the date on which you tender options through the date on which we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See sections 3 and 5)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

   If we were to grant the new options on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our ordinary shares as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

   If we accept options that you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant of these other options to you is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants. (See section 11)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

   Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under the cancelled options. (See sections 5 and 11)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

   The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our ordinary shares on the Nasdaq National Market on the date of grant. Accordingly, we cannot predict the exercise price of the new options. On August 3, 2001, the last reported sale price of our ordinary shares on the Nasdaq National Market was $1.06 per share. Because we will not grant new options until at least six months and one day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotations for our ordinary shares, among other factors, before deciding whether to tender your options.

   If our ordinary shares are not quoted on the Nasdaq National Market, or if they are regularly quoted without selling prices by a recognized securities dealer, the fair market value of the ordinary shares on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our ordinary shares, the Board of Directors will determine in good faith the fair market value of the ordinary shares. (See sections 7 and 8)

AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF THE MARKET PRICE OF VIRYANET'S ORDINARY SHARES GOES BELOW THE EXERCISE PRICE FOR THOSE NEW OPTIONS?

   We are making this offer only at this time due to the unusual stock market conditions that have affected many companies in our industry. This is a unique offer and you should take this into account in deciding whether to participate and tender your options. We are neither providing nor are we in a position to provide any assurances or predictions as to the market price of our ordinary shares at any time in the future.

WHEN WILL THE NEW OPTIONS VEST?

   Each new option will have the same vesting commencement date and vesting schedule as the option for which it was exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. The vesting schedule applicable to unvested ordinary shares under the new option will be equivalent to the vesting schedule of the tendered option. This means that the total number of shares vested and unexercised under the new option as of the date of grant will be equal to the number of shares that would have been vested and unexercised on that date under the tendered option had the tendered option not been tendered and cancelled but instead continued to vest in accordance with its terms as adjusted pursuant to the terms of the offer. The total number of shares under the new option that shall vest on each of the vesting dates after the grant date shall be equal to the number of shares that would have vested on such vesting date had the tendered option not been tendered and cancelled, as adjusted pursuant to the terms of the offer.

   By way of illustration, assume that an eligible employee tenders an option to purchase 4,000 ordinary shares that vests 1,000 ordinary shares per year over four years, of which exactly 2 years and 7 months are vested at the time of cancellation. Assuming a grant date of six months and one day after cancellation, the new option will be issued for 4,400 ordinary shares and will be 3 years vested, plus one month and one day towards the next vesting date, with 3,300 ordinary shares vested and with the remaining 1,100 ordinary shares to vest at the end of the fourth year. (See section 8)

DOES THE NEW GRANT DATE OF THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE ORDINARY SHARES UNDER MY OPTIONS?

   No, except that you will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at the earliest, the date of grant, which will be at least six months and one day after the date of cancellation. This means that if the tendered option has at least six months and one day of vesting remaining on the date of cancellation, then the new option will be fully vested at the time the tendered option would have been fully vested. However, if the tendered option is already fully vested or has less than six months and one day of vesting remaining on the date of cancellation, then during the period between cancellation and grant of new option, you will not be able to purchase ordinary shares that you could have purchased under the terms of the cancelled option even though the cancelled option would have been fully vested. If, for any reason, you are not an eligible employee of ViryaNet or one of our subsidiaries continuously from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange and cancelled. (See section 8)

WHAT IF THERE IS A STOCK SPLIT FROM THE TIME WE ACCEPT YOUR TENDERED OPTIONS PRIOR TO THE GRANT DATE OF NEW OPTIONS?

   If there is a change in our capitalization, such as a stock dividend, stock split, combination or exchange of shares, recapitalization or any other similar event, which results in an increase or decrease in the number of issued and outstanding shares, at any time from the date on which we accept your tendered options until the date on which we grant you new options, an appropriate adjustment will be made to the exercise price of each new option and to the number of shares subject to each new option.

WHAT IF THERE IS AN INVOLUNTARY LIQUIDATION OR VIRYANET ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION FROM THE TIME I TENDER OPTIONS PRIOR TO THE GRANT DATE OF THE NEW OPTION?

   In the event of an involuntary dissolution or involuntary liquidation of ViryaNet, at any time from the date on which we accept your tendered options prior to the date on which ViryaNet is to grant you new options, you will not be entitled to receive new options.

   In the event of an acquisition or merger with or into another corporation or the occurrence of any similar event from the date on which we accept your tendered options prior to the date on which we grant you new options, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of ViryaNet and our shareholders. Such action could include terminating your right to receive new options under this offer. If we were to terminate your right to receive new options under this offer in connection with such a transaction, eligible employees who have tendered options that have been accepted by us for cancellation pursuant to this offer would not receive either options to purchase securities of the acquiror or any other consideration for their tendered options, unless otherwise determined by our Board of Directors and by the acquiror. (See sections 2, 6 and 8)

   You should be aware that a proposed or consummated acquisition or merger or similar transaction could have substantial effects on our share price, including the possibility for substantial appreciation in the price of our ordinary shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the ordinary shares associated with the new options. For example, if our ordinary shares were acquired in a cash merger, the fair market value of our ordinary shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition and subject to the foregoing, in the event of an acquisition of ViryaNet for stock, tendering option holders might receive options to purchase shares of a different issuer.

WILL MY NEW OPTIONS BE EXERCISABLE FOR A SECURITY THAT IS TRADED ON THE NASDAQ NATIONAL MARKET?

   Your outstanding options under the Option Plans are exercisable for our ordinary shares, which currently are traded on the Nasdaq National Market. Companies listed on the Nasdaq National Market are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum bid price of at least $1 per share and that the market value of the company's public float (the outstanding shares not held by the company's insiders) be at least $5 million. Recently, our ordinary shares have traded for 30 consecutive trading days below the minimum bid price, therefore, we have until October 18, 2001 to demonstrate compliance by maintaining a bid price of at least $1.00 for a minimum of ten consecutive trading days. If compliance is not regained by October 18, 2001, we will be informed by the Nasdaq National Market that we will be delisted. However, if we request and are granted a hearing with the Nasdaq National Market our delisting will be stayed pending the outcome of our hearing. There can be no assurances that the outcome of such a hearing would result in our continued listing on the Nasdaq National Market. It is possible that we could be delisted from the Nasdaq National Market before the grant date of the new options.

   In the event our ordinary shares are delisted and our ordinary shares remain under a bid price of $1.00 we will attempt to have our ordinary shares listed on the OTC Bulletin Board. However, shares that trade on the OTC Bulletin Board are typically less liquid and trade with larger variations between the bid price and ask price.

   Some companies facing delisting of their shares by reason of a failure to maintain the $1.00 minimum bid price attempt to maintain their listing through the institution of a reverse stock split. Presently, we have made no decision with respect to this alternative, but we will continue to evaluate this alternative in light of all other options, including accepting a delisting determination. A reverse stock split could negatively impact the value of our ordinary shares.

   We intend to take all reasonable measures to regain compliance. Our listing on the Nasdaq National Market is highly important to us.

   Delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and cancelled; however, the new options would not be exercisable into securities that are traded on the Nasdaq National Market on the date of grant. Any market on which our ordinary shares would then be traded would likely be a less liquid market than the Nasdaq National Market, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell our ordinary shares. (See section
8)

IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES?

   Each option granted, regardless of the number of shares subject to that option, is referred to as a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the ordinary shares, whether or not vested, that are subject to that option, except with respect to any exercised portion of the option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all of the options you received during the six months prior to the date of cancellation of your tendered option. (See section 5)

IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

   We are offering to exchange new options for outstanding, unexercised options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise of the option. Options that have been fully exercised are not outstanding and will not be accepted. (See section 5)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

   We believe that the exchange will be treated as non-taxable for U.S. federal income tax purposes, and that U.S. citizens and residents who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the new options. However, we are not in a position to provide tax advice, and we strongly recommend that you consult with your tax advisor to determine the tax consequences to you of this offer. (See section 13)

   Tax residents of jurisdictions other than the U.S. may have different consequences and should refer to section 14 below for a discussion of tax consequences of participating or declining to participate in this offer. However, we are not in a position to provide tax advice, and we strongly recommend that you consult with your own tax advisor to determine the tax consequences of participating or declining to participate in the offer. (See section 14)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

   If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below in sections 8 and
13. New options will be treated as non-qualified options to the extent such new option is issued in exchange for an outstanding option which was a non-qualified option or to the extent such new option exceeds the $100,000 limit discussed below in sections 8 and 13.

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

   Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise. (See sections 13 and 14)

WHEN WILL MY NEW OPTIONS EXPIRE?

   Your new options will expire upon the earlier of (i) the expiration of the 1999 Stock Plan, (ii) seven years from the date of grant of such option, or
(iii) the termination of your employment with us, subject to the terms of the 1999 Stock Plan and your option agreement. (See section 8)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

   The offer expires on September 4, 2001, at 11:59 p.m., eastern time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., eastern time, on the next business day following the previously scheduled expiration of the offer period. (See sections 1 and 15)

HOW DO I TENDER MY OPTIONS?

   If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 11:59 p.m., eastern time, on September 4, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027, Attn: Mrs. Laura Martino (phone:
(508) 490-8600).

   If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

   We reserve the right to reject any or all tenders of options that we determine are not timely or in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (See section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

   You may withdraw your tendered options at any time before 11:59 p.m., eastern time, on September 4, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we do not accept your tendered options for exchange before 11:59 p.m., eastern time, on October 1, 2001, the fortieth business day from the commencement of this offer, you may withdraw the options you have tendered at any time after October 1, 2001. To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027 (phone: (508) 490-8600), Attn: Mrs. Laura Martino (fax: (508)
490-8666). (See sections 3 and 4)

AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO TENDER MY OPTIONS?

   After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 11:59 p.m., eastern time, on September 4, 2001. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (See sections 3 and 4)

HOW WILL VIRYANET'S ACCEPTANCE OF THE OFFER BE COMMUNICATED?

   Promptly after September 4, 2001, the expected expiration date of the offer, we will notify you of the number of shares subject to the options that we have accepted for exchange. If the offer is extended by us beyond September 4, 2001, we will notify you promptly after the extended expiration date of the offer. (See section 5)

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

   Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (See sections 2 and 18)

TO WHOM CAN I SPEAK WITH IF I HAVE QUESTIONS ABOUT THE OFFER?

   For additional information or assistance, you should contact Mr. Alon Tabak or Mr. Albert Gabrielli at our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027 (phone: (508) 490-8600), (fax: (508) 490-
8666).

                       RISK OF PARTICIPATING IN THE OFFER

   Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to carefully read the remainder of this offer before deciding whether and to what extent to participate.

Participation in the offer will make you ineligible to receive any option grants until March 6, 2002 at the earliest.

   Employees are generally eligible to receive option grants at any time that the Board of Directors chooses to make them. However, if we were to grant you new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. Therefore, if you participate in the offer, subject to the terms and conditions of the offer, we will defer until at least March 6, 2002, but in no event later than March 15, 2002, unless the offer is extended, our grant to you of other options.

If our share price increases after the date your tendered options are cancelled, your cancelled options might have been worth more than the new options that you have been granted in exchange for them.

   If the per share price of our ordinary shares increases after the date your tendered options are cancelled, your cancelled options may be worth more than the new options that you have received in exchange for them. For example, if you cancel options with a $1 exercise price per share and our price per share reaches $5 when the replacement grants are made, your new options will have a higher exercise price than the cancelled options.

If your employment terminates prior to the grant of the new options, you will receive no additional consideration.

   Once your option is cancelled, it cannot be reinstated. Accordingly, if your employment terminates for any reason, prior to the grant of the new options, you will have the benefit of neither the cancelled option nor the new option.

We investigate strategic opportunities from time to time which, if concluded, could affect the pricing and/or terms of your new options or may potentially result in you receiving no additional consideration.

   In the event that we are acquired or merged with or into another company or the occurrence of any similar event from the time you tender options prior to the grant date of new options, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of ViryaNet and our shareholders. This could include terminating your right to receive new options under this offer. If we were to terminate your right to receive new options under this offer in connection with such a transaction, eligible employees who have tendered options for cancellation pursuant to this offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options, unless determined otherwise by our Board of Directors and by the acquiror.

   We consistently evaluate strategic opportunities that may arise, including acquisitions and mergers. If any of these transactions were to occur before the new options are granted, and our share price appreciates, your new option, if granted, could be granted at a higher exercise price, and could be subject to additional terms or conditions required by an acquiring company.

Your new options will be subject to the general risks of our business.

   For a description of risks related to our business, please see section 18.

                                  INTRODUCTION

   ViryaNet is offering to exchange for new options all outstanding unexercised options to purchase ordinary shares granted under the Option Plans that are held by option holders who are employees of ViryaNet or one of our subsidiaries on the date of the tender of the option and through the date of the grant of the new option and who are neither our officers or directors nor on a leave of absence, except a leave of absence approved by our chief financial officer (each an "eligible employee" and collectively, "eligible employees"). Individuals who are our officers or directors are listed on Schedule A to this offer to exchange. Options that are properly tendered and accepted will be cancelled and exchanged for new options under our 1999 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer").

   The number of ordinary shares subject to new options to be granted to each option holder will be equal to the number of ordinary shares subject to the options tendered by such option holder and accepted for exchange multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. We will grant the new options on the date of the first meeting of our Board of Directors held on or about the first business day that is at least six months and one day following the date on which we cancel the options accepted for exchange, but in no event later than March 15, 2002, unless the offer is extended. All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date on which the offer ends. The offer is currently expected to expire on September 4, 2001 and we expect to cancel options on September 5, 2001, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about March 6, 2002, but in no event later than March 15, 2002, unless the offer is extended.

   You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the ordinary shares, except with respect to any exercised portion of the option, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received during the six months prior to the date of cancellation of your tendered option.

   This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in section 6 below.

   If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1999 Stock Plan and enter into a new option agreement with you for the number of unexercised shares under your tendered and cancelled option multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events and rounded down to the nearest whole share. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our ordinary shares on the Nasdaq National Market on the date of grant. Each new option will have the same vesting commencement date and vesting schedule as the option for which it was exchanged. You will receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. The vesting schedule applicable to unvested ordinary shares under the new option will be equivalent to the vesting schedule of the tendered option. This means that the total number of ordinary shares vested and unexercised under the new option as of the date of grant will be equal to the number of shares that would have been vested and unexercised on that date under the tendered option had the tendered option not been tendered and cancelled but instead continued to vest in accordance with its terms, as adjusted pursuant to the terms of the offer. The total number of shares under the new option that shall vest on each of the vesting dates after the grant date shall be equal to the number of shares that would have vested on such vesting date had the tendered option not been tendered and cancelled, as adjusted pursuant to the terms of the offer.

   As of August 5, 2001, options to purchase 7,784,256 ordinary shares were issued and outstanding under the Option Plans. Of these options, options to purchase 2,428,500 ordinary shares are held by eligible employees as of that date. Of these options to purchase 2,428,500 ordinary shares, options to purchase 1,905,180 ordinary shares had an exercise price in excess of $1.06 per share and were held by eligible employees as of that date. The ordinary shares issuable upon exercise of options for which we are offering to exchange new options constitute approximately 31.2% of the total of ordinary shares issuable upon exercise of all options issued and outstanding under the Option Plans as of August 5, 2001.

                                   THE OFFER

1.NUMBER OF OPTIONS; EXPIRATION DATE.

   Upon the terms and subject to the conditions of the offer, we will exchange new options for all outstanding options to purchase our ordinary shares, par value NIS 0.1 per share, granted under the Option Plans that are held by eligible employees of ViryaNet or one of our subsidiaries. As of August 5, 2001, options to purchase 2,428,500 ordinary shares under our Option Plans were held by eligible employees. Only persons who are eligible employees of ViryaNet or our subsidiaries continuously from the date of the tender of their option and through the date of the grant of the new option are eligible for the offer. Options that are properly tendered and accepted will be cancelled and exchanged for new options under our 1999 Stock Plan, unless they are validly withdrawn in accordance with section 4 below.

   Subject to the other conditions of this offer, if your options are properly tendered and accepted for exchange and not withdrawn, and assuming that you remain an eligible employee through the grant date, you will be entitled to receive new options to purchase the number of ordinary shares that is equal to the number of shares subject to the options that you tendered multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole number. All new options will be subject to the terms of the 1999 Stock Plan and a new option agreement between us and you.

   If for any reason you are not an eligible employee continuously from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender. This means that if you resign, with or without good reason, take an unapproved leave of absence, or if your employment is terminated by ViryaNet or one of our subsidiaries, with or without cause, or from death or disability, prior to the date on which we grant the new options, you will not receive anything for the options that you tendered and we accepted.

   The term "expiration date" means 11:59 p.m., eastern time, on September 4, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See section 15 for a description of our rights to extend, delay, terminate and amend the offer.

   If we decide to take any of the following actions prior to the expiration date, we will publish notice or otherwise inform you in writing of such action:

  --we increase or decrease the amount of consideration offered for the options;

  --we decrease the number of options eligible to be tendered in the offer;
   or

  -- we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the ordinary shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth business day following the date on which we publish notice or otherwise inform you in writing of the foregoing actions in accordance with section 15 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

   We will also notify you of any other material change in the information contained in this offer to exchange.

   For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday or Israeli holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, eastern time.

2.PURPOSE OF THE OFFER.

   We issued the options outstanding under the Option Plans to provide eligible employees with additional incentives to perform at high levels and to continue their employment with us or one of our subsidiaries. The growth and success of our business is dependent in part upon the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options for an increased number of ordinary shares with an exercise price equal to the fair market value of our ordinary shares on the grant date, we intend to provide employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing shareholder value.

   Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. From time to time, we engage in strategic transactions with business partners, customers and other third parties. Some of these transactions could significantly affect the price of our shares, particularly if the transaction involves change in our structure, ownership, organization or composition of our management or Board of Directors. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between cancellation of accepted options and grant of new options. You will be at risk of any increase in our share price for any reason.

   Our Board of Directors has a duty to consider alternatives for maximizing shareholder value and we cannot ignore the possibility that a transaction would be proposed that our shareholders or our Board of Directors believes is in the best interest of ViryaNet and our shareholders. We have the right to take and may take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our shareholders. Such action could include terminating the offer and any obligation to grant the new options. If we were to terminate the offer in connection with a change of control transaction, you would not receive options to purchase securities of the successor company or any other consideration for your tendered options, unless otherwise determined by our Board of Directors and by the acquiror of ViryaNet. A change of control transaction will not accelerate the grant date of the new options granted pursuant to the offer, except if provided otherwise in your new option agreement. Subject to the foregoing, and except as otherwise disclosed in this offer to exchange, our public announcements or our filings with the Securities and Exchange Commission, we presently have no definitive proposals that relate to or would result in:

     (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     (e) any other material change in our corporate structure or business;

     (f) our ordinary shares not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our ordinary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i) the acquisition by any person of a material proportion of any of our securities or the disposition of any material amount of our securities; or

     (j) any material change in our articles of association, or any actions that may materially impede the acquisition of control of us by any person.

   Neither we nor our Board of Directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment, legal and tax advisors. You must make your own decision on whether to tender your options for exchange.

3.PROCEDURES FOR TENDERING OPTIONS.

 Proper Tender of Options.

   To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027 (phone: (508) 490-8600), Attn: Mrs. Laura Martino (fax: (508) 490-8666). Mrs.
Martino, or a substitute designated by us in writing, must receive all of the required documents before the expiration date. Unless extended by us, the expiration date is 11:59 p.m., eastern time, on September 4, 2001.

   Delivery is not timely completed if the required documents are not received by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

 Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

   We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are received from an ineligible employee, are not in appropriate form or are unlawful to accept. Subject to the foregoing, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

 Our Acceptance Constitutes an Agreement.

   Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

   Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.WITHDRAWAL RIGHTS.

   You may withdraw your tendered options only in accordance with the provisions of this section 4.

   You may withdraw your tendered options at any time before 11:59 p.m., eastern time, on September 4, 2001. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 11:59 p.m., eastern time, on October 1, 2001, the fortieth business day from the commencement of this offer, you may withdraw your tendered options at any time after October 1, 2001.

   To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed notice to withdraw tender and any other documents required by the notice to withdraw tender to our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027, Attn: Mrs. Laura Martino (fax: (508) 490-8666). Except as described in the following sentence, the notice to withdraw tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

   Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

   We will determine, in our discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing, we will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

5.ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

   Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any cancelled option. If your options are properly tendered and accepted for exchange, they will be cancelled as of the date of our acceptance, which we anticipate to be the first business day after the scheduled expiration date of the offer. As the offer is scheduled to expire on September 4, 2001, we expect to cancel properly tendered and accepted options on September 5, 2001. Subject to the terms and conditions of this offer, you will be granted new options on the date of the first meeting of our Board of Directors held on or about the first business day that is six months and one day following the date of cancellation, but in no event later than March 15, 2002. If we cancel tendered options on September 5, 2001, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about March 6, 2002, but in no event later than March 15, 2002. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

   It is important to note the effect of the period that will be at least six months and one day between cancellation of tendered options and grant of new options. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at earliest, the date of grant, which will be at least six months and one day after the date of cancellation. This means, for example, that if the tendered option has at least six months and one day of vesting remaining on the date of cancellation, then the new option will be fully vested at the time the tendered option would have been fully vested. However, if the tendered option is already fully vested or has less than six months and one day of vesting remaining on the date of cancellation, then during the period between cancellation and grant of new option, you will not be able to purchase ordinary shares that you could have purchased under the terms of the cancelled option even though the cancelled option would have been fully vested. Further, if for any reason you are not an eligible employee of ViryaNet or one of our subsidiaries continuously from the date on which you tender options through the date on which we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender.

   We will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted.

   If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received during the six months prior to the date of cancellation of your tendered option. By way of illustration, this means that if you tender an option that was granted on June 15, 2000, and the date of cancellation is September 5, 2001, then in order to properly tender you must also tender any option you hold that was issued after March 5, 2001. However, if in that same example, if you had only two option grants, each dated June 15, 2000 and May 15, 2001, respectively, and you chose to tender the May 15, 2001 option grant, you would not have to tender the June 15, 2000 option grant.

   If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant of these other options to you is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants.

   Your new options will entitle you to purchase a number of our ordinary shares that is equal to the number of unexercised shares subject to the options you tender multiplied by a factor of 1.1 (one and one-tenth), subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional shares. Instead, we will round down to the nearest whole share. If for any reason you are not an eligible employee of ViryaNet or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be cancelled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or you are on a leave of absence not approved by the chief financial officer, or your employment terminates from death or disability, prior to the date we grant the new options, the options that you tendered and we accepted will be cancelled and you will not receive anything in return.

   Although we may in writing or via electronic mail confirm receipt of the letter of transmittal through which you tender your options, for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide written notice or notice via electronic mail of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give written notice or notice via electronic mail to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of ordinary shares subject to the options that we have accepted for exchange, the corresponding number of ordinary shares that will be subject to the new options and the expected grant date of the new options.

6.CONDITIONS OF THE OFFER.

   Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after August 6, 2001 and prior to 11:59 p.m., eastern time, on September 4, 2001 (as such time and date may be extended as provided herein), any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (including any action or omission to act by us), for us to proceed with the offer:

   (a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of ViryaNet or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

   (b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

     (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

     (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

     (3) materially impair the contemplated benefits of the offer to us; or

     (4) materially and adversely affect the business, condition, income, operations, plans or prospects of ViryaNet or our subsidiaries;

   (c) there shall have occurred:

     (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

     (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Israel;

     (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Israel;

     (5) any change in the general political, market, economic or financial conditions in the United States, Israel or elsewhere that could have a material effect on the business, condition, operations or prospects of ViryaNet or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

     (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof.

   (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

   (e) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

   (f) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or share ownership of ViryaNet or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

   The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our discretion regardless of the circumstances giving rise to them. In our discretion, we may waive them, in whole or in part, at any time and from time to time prior to the expiration date whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons.

7.PRICE RANGE OF ORDINARY SHARES UNDERLYING THE OPTIONS.

   Our ordinary shares are quoted on the Nasdaq National Market under the symbol "VRYA." Our ordinary shares began trading on the Nasdaq National Market on September 19, 2000. The following table shows, for the periods indicated, the high and low sales prices per share of our ordinary shares as reported by the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
   July 1, 2001 through August 3, 2001........................... $ 1.06 $ 0.73
   Second Quarter ended June 30, 2001............................ $1.313 $ 0.72
   First Quarter ended March 31, 2001............................ $4.125 $ 1.00
   Fourth Quarter ended December 31, 2000........................ $8.625 $2.563
   Third Quarter ended September 30, 2000........................ $9.375 $8.063

   As of August 3, 2001, the last reported sale price of our ordinary shares was $1.06 per share, as reported on the Nasdaq National Market.

   We recommend that you evaluate current market quotations for our ordinary shares, among other factors, before deciding whether to tender your options.

8.SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

 Consideration.

   Subject to the terms of the offer, we will issue new options to purchase ordinary shares under the 1999 Stock Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The tendered options will be cancelled as soon as practicable after the expiration date. The number of ordinary shares subject to new options to be granted to each option holder will be equal to the number of unexercised ordinary shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, multiplied by a factor of 1.1 (one and one-tenth), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. However, we will not issue any options exercisable for fractional ordinary shares. Instead, we will round down to the nearest whole share. If we receive and accept tenders of all outstanding eligible options then subject to the terms of the offer, we would grant new options to purchase a total of 2,671,350 ordinary shares. The ordinary shares issuable upon exercise of these new options would equal approximately 10.95% of the total shares of our ordinary shares outstanding as of August 5, 2001.

 Terms of New Options.

   The new options will be issued under the 1999 Stock Plan, and we will enter into a new option agreement with each eligible employee for each tendered option that we have accepted. The terms and conditions of a new option may vary from the terms and conditions of the related tendered and cancelled option, but generally the new options are intended to be substantially similar to the tendered options, except with respect to the exercise price, to the extent necessary or advisable to provide the option holder with a vesting commencement date and vesting schedule that are approximately equivalent to those of the tendered options.

   The following description summarizes the material terms of the 1999 Stock Plan and the options to be granted under the 1999 Stock Plan. The summary is not necessarily complete and is qualified in its entirety by reference to the full text of the 1999 Stock Plan attached as an exhibit to our Schedule TO with respect to the offer, which we have filed with the Securities and Exchange Commission.

 General.

   The number of ordinary shares available for issuance under the 1999 Stock Plan is 6,974,740. However, should any option granted under ViryaNet's 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan or 1998 Stock Option and Incentive Plan for any reason expire or be cancelled prior to their exercise or relinquishment in full, the ordinary shares subject to such options may be made available for future option grants under the 1999 Stock Plan, provided that the total number of ordinary shares that may be issued under the 1999 Stock Plan shall not exceed 8,999,535 ordinary shares. Should any option granted under the 1999 Stock Plan for any reason expire or be cancelled prior to its exercise or relinquishment in full, the ordinary shares subject to such option may be available for future grant under the 1999 Stock Plan. The 1999 Stock Plan permits the granting of options intended to qualify as incentive stock options under the U.S. Internal Revenue Code and the granting of options that do not qualify as incentive stock options, which are referred to as nonstatutory stock options or non-qualified stock options.

 Administration.

   Subject to the provisions of the Israeli Companies Law, 5759-1999 (the "Companies Law"), the 1999 Stock Plan is administered by our Board of Directors or a committee appointed and maintained by our Board of Directors. Any such committee shall consist of at least three members who shall serve at the discretion of the Board of Directors. Subject to the Companies Law and to the terms of the 1999 Stock Plan, our Board of Directors or a committee of the Board of Directors has the power to determine the terms and conditions of each option grant, including, but not limited to, the exercise price, the number of ordinary shares subject to the option grant and the exercisability of the option, and has the authority to determine any relevant provision of the 1999 Stock Plan.

 Term.

   Your new options will expire upon the earlier of (i) the expiration of the 1999 Stock Plan, (ii) seven years from the date of grant of such option, or
(iii) the termination of your employment with us, subject to the terms of the 1999 Stock Plan and your option agreement.

 Termination.

   In the event of the termination of your employment relationship with us or one of our subsidiaries, your options will terminate, generally after a period of time following the termination of employment. If your employment is terminated for any reason other than death or disability or for cause, your options under the 1999 Stock Plan generally may be exercised, to the extent the options were exercisable on the date of termination, for 30 days following the date of termination, or such other period of time as is set forth in your respective stock option agreements. If your employment is terminated as a result of your death or disability, your options under the 1999 Stock Plan generally may be exercised (in the case of death, by your estate or other lawful successor to your rights under the option), to the extent your options were exercisable on the date of termination, within six months following the date of termination, or such other period of time as is set forth in your respective stock option agreements. If your employment is terminated as a result of retirement from ViryaNet or any of our subsidiaries, pursuant to any deferred compensation agreement or retirement plan or after the age of 60, the Board of Directors or a committee of the Board of Directors shall have the discretion to permit any unvested installments of your option to be accelerated to the later of the date of retirement or a date one year following the date of grant. Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term.

   The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1999 Stock Plan with respect to that option.

 Exercise Price.

   Generally, the exercise price of options granted under the 1999 Stock Plan is determined by the Board of Directors or a committee of the Board of Directors, provided that such per share exercise price shall not be less than the per share par value of the ordinary shares. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant, which is generally the closing sales price per share on the Nasdaq National Market on the date of grant (or, in the event that the grant date is not a trading date, on the immediately preceding trading date).

   The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our ordinary shares on the Nasdaq National Market on the date of grant. If our ordinary shares are not quoted on the Nasdaq National Market, or if they are regularly quoted without selling prices by a recognized securities dealer, the fair market value of the ordinary shares on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our ordinary shares, the Board of Directors or committee of the Board of Directors will determine the fair market value of the ordinary shares in good faith.

   Options under the 1999 Stock Plan are exercisable for ordinary shares, which currently are traded on the Nasdaq National Market. Companies listed on the Nasdaq National Market are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum bid price of at least $1 per share and that the market value of the company's public float (the outstanding ordinary shares not held by the company's insiders) be at least $5 million. Recently, our ordinary shares have traded for 30 consecutive trading days below the minimum bid price, therefore, we have until October 18, 2001 to demonstrate compliance by maintaining a bid price of at least $1.00 for a minimum of ten consecutive trading days. If compliance is not regained by October 18, 2001, we will be informed by the Nasdaq National Market that we will be delisted. However, if we request and are granted a hearing with the Nasdaq National Market our delisting will be stayed pending the outcome of our hearing. There can be no assurances that the outcome of such a hearing would result in our continued listing on the Nasdaq National Market. It is possible that we could be delisted from the Nasdaq National Market before the grant date of the new options on or about March 6, 2002.

   In the event our ordinary shares are delisted and our ordinary shares remain under a bid price of $1.00 we will attempt to have our ordinary shares listed on the OTC Bulletin Board. However, shares that trade on the OTC Bulletin Board are typically less liquid and trade with larger variations between the bid price and ask price.

   Some companies facing delisting of their shares by reason of a failure to maintain the $1.00 minimum bid price attempt to maintain their listing through the institution of a reverse stock split. Presently, we have made no decision with respect to this alternative, but we will continue to evaluate this alternative in light of all other options, including accepting a delisting determination. A reverse stock split could negatively impact the value of our ordinary shares.

   We intend to take all reasonable measures to regain compliance. Our listing on the Nasdaq National Market is highly important to us.

   Note that delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and cancelled; however, the new options would not be exercisable into securities that are traded on the Nasdaq National Market on the date of grant. Any market on which our ordinary shares would then be traded would likely be a less liquid market than the Nasdaq National Market, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell our ordinary shares.

 Vesting and Exercise.

   Subject to the provisions of the Companies Law, the terms of vesting are determined by the Board of Directors or a committee of the Board of Directors. In general, options granted under the 1999 Stock Plan vest at the rate of twenty-five percent (25%) of the total ordinary shares underlying the option on the one-year anniversary of the vesting commencement date and twenty-five percent (25%) of the total ordinary shares on each yearly anniversary of the vesting commencement date thereafter. Vesting is contingent upon the option holder's continuous employment with us.

   Each new option will have the same vesting commencement date and vesting schedule as the option for which it was exchanged. The vesting schedule applicable to unvested ordinary shares under the new option will be equivalent to the vesting schedule of the tendered and cancelled option. This means that the total number of shares vested and unexercised under the new option as of the date of grant will be equal to the number of shares that would have been vested and unexercised on that date under the tendered option had the tendered option not been tendered and cancelled but instead continued to vest in accordance with its terms, as adjusted pursuant to the terms of the offer. The total number of shares that shall vest under the new option on each of the vesting dates after the grant date shall be equal to the number of shares that would have vested on such vesting date had the tendered option not been tendered and cancelled, as adjusted pursuant to the terms of the offer.

   By way of illustration, assume that an employee tenders an option to purchase 4,000 ordinary shares that vests 1,000 ordinary shares per year over 4 years, of which exactly 2 years and 7 months are vested at the time of cancellation. Assuming a grant date of six months and one day after cancellation, the new option will be issued for 4,400 ordinary shares and will be vested 3 years with respect to 3,300 ordinary shares, plus one month and one day towards the next vesting date, with the remaining 1,100 ordinary shares to vest at the end of the fourth year. If the tendered option had not been tendered, accepted and cancelled, then on that same date, the tendered option would have been outstanding for 4,000 ordinary shares and would have been vested with respect to 3,000 ordinary shares, plus one month and a day towards the next vesting date.

 Adjustments Under the 1999 Stock Plan Upon Certain Corporate Events.

   If there is a change in our capitalization, such as a stock dividend, stock split, combination or exchange of shares, recapitalization or any other similar event, which results in an increase or decrease in the number of issued and outstanding shares, an appropriate adjustment will be made to the exercise price of each outstanding option and the number of shares subject to each outstanding option.

   In the event of an involuntary dissolution or involuntary liquidation of ViryaNet, each of your outstanding options under the 1999 Stock Plan on the date of such a dissolution or liquidation will automatically become fully vested and exercisable on the effective date of such involuntary dissolution or involuntary liquidation by giving notice to ViryaNet of your intent to exercise your options.

   In the event ViryaNet is separated, reorganized, merged, consolidated or amalgamated with or into another corporation, your outstanding options on the date of the occurrence of any one of the foregoing events will be replaced with new options of the successor corporation.

   You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our ordinary shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the ordinary shares associated with the new options. For example, if our ordinary shares were acquired in a cash merger, the fair market value of our ordinary shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the ordinary shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

 Payment of Exercise Price.

   Under the 1999 Stock Plan, an option holder may exercise options by delivering written notice to us specifying the number of full ordinary shares to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price is determined by the Board of Directors or a committee of the Board of Directors, and generally may consist of cash or check.

 Transferability of Options.

   Options granted under the 1999 Stock Plan are not transferable, other than by will or the laws of descent and distribution. During your lifetime, your options can only be exercised by you.

 Amendment of the 1999 Stock Plan.

   Under the terms of the 1999 Stock Plan, the Board of Directors can amend the terms of the 1999 Stock Plan from time to time. However, the Board of Directors cannot amend the 1999 Stock Plan to adversely affect the rights of option holders under the 1999 Stock Plan without the consent of such option holders.

 Registration of Option Shares.

   We have registered 8,999,535 ordinary shares issuable upon exercise of options under our Option Plans under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the Securities and Exchange Commission on July 26, 2001. This number includes all of our ordinary shares issuable upon exercise of the new options to be granted under the offer. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

 U.S. Federal Income Tax Information.

   The following summary of certain U.S. federal income tax information is based on federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. Subject to these limitations, this summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the U.S. Internal Revenue Code. The summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws.

This summary addresses general U.S. federal income tax implications of option grants and option exercises by delivery of cash consideration under the 1999 Stock Plan and the disposition of stock acquired upon such exercises, and we strongly recommend that you consult your own tax advisor concerning your particular circumstances with respect to these matters. If you exercise an option by delivering consideration other than cash (being so permitted pursuant to your option agreement), special rules apply. You should consult your tax advisor when contemplating such an exercise. With respect to the exchange of tendered options for new options, you should refer to section 13 for a summary discussion of U.S. federal income tax consequences of the exchange, and you should refer to section 14 for a summary of certain tax consequences of the exchange for non-U.S. tax residents.

 Incentive Stock Options.

   Upon the grant or exercise of an incentive stock option, you do not recognize any income for U.S. federal income tax purposes, except to the extent that the exercise causes you to incur alternative minimum tax, which is discussed below. If you hold the shares acquired upon exercise of an incentive stock option beyond the later of (i) two years following the date the incentive stock option was granted and (ii) one year following the date the incentive stock option was exercised (the "holding periods"), you will not recognize any ordinary income with respect to the exercise of the incentive stock option or the sale of shares acquired upon such exercise. In addition, any gain or loss on a subsequent sale of the shares (calculated as the difference between the amount realized on the sale and your tax basis in the shares (generally, the exercise price)) generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

   If you dispose of shares acquired upon exercise of an incentive stock option before the expiration of the holding periods, then in most cases the lesser of
(i) the excess of the fair market value of the shares when the incentive stock option was exercised over the amount paid for such shares and (ii) the excess of the amount realized on the disposition of the shares over your tax basis in the shares (generally, the exercise price) will be treated as ordinary income in the year of disposition. In addition, upon disposition of the shares before expiration of the holding periods, you will generally recognize capital gain or loss equal to the excess, if any, of the amount realized as a result of such disposition over the sum of (i) your tax basis in the shares immediately before disposition (generally, the exercise price) and (ii) the amount of ordinary income recognized by you as described in the preceding sentence. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

 Non-Qualified Options.

   Upon exercise of a non-qualified option, you generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value at time of exercise of the stock issued over the exercise price. Such income is subject to withholding and employment taxes collected from you and payable by us. In addition, when you sell stock acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss equal to the difference between the amount realized on such sale and your tax basis in the disposed shares (generally, the fair market value of the stock on the date the option was exercised). Such gain or loss will be long-term gain or loss if the holding period of the shares is more than one year.

 Alternative Minimum Tax.

   The exercise of an incentive stock option may subject you to the alternative minimum tax under Section 55 of the Internal Revenue Code. For alternative minimum tax purposes, upon exercise of an incentive stock option the excess of the fair market value of the shares at the time of exercise over the exercise price is includible in your alternative minimum taxable income. If you pay alternative minimum tax, the amount of such tax generally may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year. Also, when you sell the stock acquired upon exercise of the option, the basis of the stock for alternative minimum tax purposes will be equal to its fair market value at the time of exercise. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

 Israeli Income Tax Information.

   The following is a summary of certain Israeli income tax considerations for option holders who are Israeli holders. This section does not address the tax consequences of non-Israeli option holders. This summary does not address every situation that may result in taxation to an Israeli option holder. For example, it does not address the tax implications arising from an option holder's death, nor does it discuss international, state, or local income tax consequences to an Israeli option holder. This summary is not intended as a substitute for careful tax planning, and each option holder is urged to consult with and rely on his or her own advisors with respect to the possible tax consequences (Israeli as well as foreign, state and local) of exercising his or her rights under the 1999 Stock Plan. The summary is based upon the Israeli Income Tax Ordinance [New Version], 1961 and regulations promulgated thereunder, as in effect as of the date hereof. This summary is subject to change at any time, possibly with retroactive effect.

 Qualified Stock Options Granted Pursuant to Section 3(I) of the Israeli Tax Ordinance.

   The tax treatment of options granted under the 1999 Stock Plan, is covered by Section 3(I) of the Income Tax Ordinance. The grant of an option under
Section 3(I) does not give rise to income tax to the option holder at the time of grant. The exercise of options granted under Section 3(I) will subject the option holder to income tax at ordinary income tax rates at the time the option holder exercises the option.

   The amount of ordinary income recognized by the option holder is equal to the excess, if any, of the fair market value of the ordinary shares at the time of exercise, over the amount paid for such ordinary shares. Such income, in the case of an option granted to an employee, is subject to wage withholding, social security and health insurance taxes.

   An option holder will have a tax basis in the ordinary shares purchased upon exercise of Section 3(I) options equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the ordinary shares issued upon the exercise of Section 3(I) options, the option holder generally will recognize capital gain in an amount equal to the difference between the sale proceeds and the option holder's tax basis in the shares. However, since we qualify as an industrial company under the Law for the Encouragement of Industry (Taxes), 1969, we assume that the selling of the ordinary shares issued upon the exercise of Section 3(I) at a stock exchange market will be tax exempt. The tax can be paid directly by the employee or through the employer to the Israeli tax authorities. In cases that the withholding is done by the employer, then the employee is usually exempt from the submission of an annual tax report. However, if the employee has paid the tax directly to the Israeli tax authorities, he or she will usually have to submit an annual tax report. As income resulting from Section 3(I) is regarded as salary income, social taxes must be imposed.

 Tax Residents of Japan or the United Kingdom.

   Tax residents of Japan or the United Kingdom should consult their own tax advisor to determine the tax consequences of the grant, exercise and transfer of the new options.

   Our statements in this offer to exchange concerning the 1999 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1999 Stock Plan and the form of option agreement under the 1999 Stock Plan. Please contact our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027, Attn: Mrs. Laura Martino (phone:
(508) 490-8600), to receive a copy of the 1999 Stock Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.INFORMATION CONCERNING VIRYANET.

   Our company's name is ViryaNet Ltd., and we are incorporated under the laws of Israel. The address and telephone number of our principal executive offices are 5 Kiryat Hamada Street, Science Based Industries Campus, P.O. Box 23052, Har Hotzvim, Jerusalem 91230, Israel, (972-2) 581-1462. Our ordinary shares are listed on the Nasdaq National Market under the symbol "VRYA".

   We develop, market and support software products that provide companies with wireless field service automation solutions for their service communities. Service communities encompass all participants in the service management and delivery process, including service organizations, their field engineers, customers, partners, vendors and suppliers. To capitalize on the opportunity offered by the internet, service organizations need solutions that support complex service delivery requirements while enabling collaboration of the service community to achieve high-quality and cost effective service delivery. Our solution is designed to meet the needs of service organizations of companies with service commitments, as well as third-party service providers who fulfill these commitments on an outsourced basis, by offering real-time management and collaboration of the entire service community. Our solutions include wireless workforce management, customer self-service, contract and service level agreement management, spare parts logistics management with auction-based procurement and replenishment, depot repair and repair return automation. Customers of these products include Citizens Communications, Verizon Avenue, Viasource, EMC Corporation, GE Medical Systems and Sun Microsystems.

   Our Annual Report on Form 20-F for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on May 10, 2001, is incorporated herein by reference and includes selected financial data on page 19, our discussion and analysis of financial condition and results of operations on pages 17 through 19, risk factors on pages 3 though 11 and consolidated financial statements on pages F-1 through F-32. See section 17 below for instructions on how you can obtain copies of this and our other reports filed with the Securities and Exchange Commission. A summary of our financial statements is attached to this offer as Schedule B.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

   A list of our directors and officers and each of their respective beneficial ownership of options to purchase ordinary shares under the Option Plans is attached to this offer to exchange as Schedule A. As of August 5, 2001, our officers and directors (eleven persons) as a group beneficially owned options outstanding under our Option Plans to purchase a total of 3,865,250 of our shares, which represented approximately 49.7% of the shares subject to all options outstanding under the plan as of that date. The offer is not open to option holders who are our officers or directors. Of the options held by our officers and directors as of August 5, 2001, our officers and directors as a group held outstanding options to purchase 1,680,000 ordinary shares under the Option Plans with exercise prices in excess of $1.06, which represented approximately 21.6% of the shares subject to all options outstanding under the Option Plans as of that date. None of these options to purchase ordinary shares are eligible to be tendered in the offer.

   In the sixty (60) days prior to August 5, 2001, our executive officers and directors had the following transactions in our options:

   On June 25, 2001, Mr. Samuel I. HaCohen received an option to purchase 75,000 ordinary shares at an exercise price of $1.00 per share under the 1999 Stock Plan.

   On June 25, 2001, Mr. Vladimir Morgenstern received an option to purchase 30,000 ordinary shares at an exercise price of $0.86 per share under the 1999 Stock Plan.

   On June 25, 2001, Mr. Hillel Milo received an option to purchase 30,000 ordinary shares at an exercise price of $8 per share under the 1999 Stock Plan and an option to purchase 50,000 ordinary shares at an exercise price of $0.86 per share under the 1999 Stock Plan.

   On June 25, 2001, Ms. Claudia Gatlin received an option to purchase 50,000 ordinary shares at an exercise price of $0.86 per share under the 1999 Stock Plan.

   On June 25, 2001, Mr. Amit Frenkel received an option to purchase 50,000 ordinary shares at an exercise price of $0.86 per share under the 1999 Stock Plan.

   On June 27, 2001, Mr. Menachem Ish-Shalom partially exercised an option granted under the 1996 Stock Plan at an exercise price of $0.61 per share for 4,000 ordinary shares.

   Except as otherwise described above and ordinary course grants of options to employees who are not directors or executive officers, there have been no transactions in options to purchase our ordinary shares or that were effected during the 60 days prior to August 5, 2001 by us or, to our knowledge, by any of our directors, executive officers, affiliates or subsidiaries. In addition, except as otherwise described above and other than outstanding options to purchase ordinary shares granted from time to time to certain employees (including officers) or directors pursuant to the Option Plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

   Options we acquire pursuant to the offer will be cancelled and the ordinary shares subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the 1999 Stock Plan. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our ordinary shares is then quoted or listed.

   We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer provided that: (1) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and (2) the exercise price of all new options will equal the market value of the ordinary shares on the date that we grant the new options.

   If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our ordinary shares as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, and issuing the new options with an exercise price equal to the market value of the ordinary shares on the date of grant, we believe that we will not have to treat the new options as variable awards.

12.LEGAL MATTERS; REGULATORY APPROVALS.

   Except for the exemption which we have obtained prior to the date of the offer relating to the issuance of the new options to eligible employees located in Israel under this offer, which was required under Section 15D of the Israeli Securities Act of 1968, we are not aware of any license or regulatory permits that appear to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in section 6.

13.MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF OPTIONS.

   The discussion in this section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the 1999 Stock Plan and the disposition of stock acquired upon such exercises, see Section 8 above. This section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. You should refer to section 14 for a summary of certain tax consequences of the exchange for non-U.S. tax residents. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Moreover, this summary is provided for general informational purposes only. We are not in a position to provide tax advice, and we strongly recommend that you consult your tax advisor to determine the tax consequences to you of this offer.

   This discussion assumes that ViryaNet is not and will not become a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. ViryaNet will be a PFIC if (i) 75% or more of its gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which ViryaNet is considered to own 25% of the shares by value, is passive income, or (ii) at least 50% of the average value (or possibly the adjusted bases of ViryaNet's assets in particular circumstances) of ViryaNet's assets, including the pro rata share of the assets of any company in which ViryaNet is considered to own 25% of the shares by value, in a taxable year produce, or are held for the production of, passive income. Passive income includes interest, dividends, royalties, rents and annuities. If ViryaNet is or becomes a PFIC, many of its U.S. shareholders will be subject to adverse tax consequences, including: (i) taxation at the highest ordinary income tax rates in effect during their holding period on some distributions on ViryaNet's ordinary shares and gain from the sale or other disposition of ViryaNet's ordinary shares; (ii) paying interest on taxes allocable to prior periods; and
(iii) no increase in the tax basis of ViryaNet's ordinary shares to fair market value at the dates of their death. In certain cases, a U.S. shareholder may minimize the tax consequences of owning stock of a PFIC by making a qualified electing fund election (a "QEF election") (although a holder of an option to acquire stock of a PFIC may not make a QEF election that will apply to the option or to the stock subject to the option until the option is exercised, and may therefore be unable to minimize the tax consequences of owning stock in a
PFIC). U.S. shareholders and option holders are urged to consult their tax advisors about the PFIC rules, including the specific rules, requirements and tax consequences of making QEF elections and other elections.

   We believe that the exchange of outstanding options for new options will be treated as non-taxable, and that option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the new options.

   If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below. The holding period of each new incentive stock option will begin on the date the new incentive stock option is granted. New options will be treated as non-qualified options to the extent such new option is issued in exchange for an outstanding option which was a non-qualified option or to the extent such new option exceeds the $100,000 limit discussed below.

   Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each new option will be treated as first becoming exercisable in accordance with the vesting schedule of such new option (regardless of the vesting schedule of the outstanding option that was exchanged for such new option).

   Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise (including the determination of the appropriate date at which the one-year and two-year holding periods discussed in section 8 above should be treated as beginning in the case of options for which incentive stock option status is sought).

   The foregoing is a summary of material U.S. federal income tax considerations for option holders in connection with the exchange of outstanding options for new options. The summary, however, does not address every situation that may arise in connection with the outstanding options or the new options. For example, it does not deal with the tax implications arising from an optionee's death; nor does it discuss foreign, state or local income tax consequences. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for new options, the exercise of new options and the disposition of shares acquired upon such exercise.

   WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

14.TAX CONSEQUENCES FOR EMPLOYEES WHO ARE NON-U.S. TAX RESIDENTS.

   The discussion in this section 14 is a general summary of material tax consequences of the exchange of options pursuant to the offer in certain foreign jurisdictions where employees are tax residents. You should refer to section 13 for a summary of material U.S. federal income tax consequences of the exchange. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the 1999 Stock Plan and the disposition of stock acquired upon such exercises, see section 8 above. This section 14 addresses only certain basic tax laws in Israel, which are subject to change (possibly on a retroactive basis). This discussion expressly does not discuss the tax laws of any state or locality other than at the national level, nor any gift, estate or any other tax laws other than national tax laws that apply with respect to matters that would generally be subject to U.S. federal income tax laws if they were applicable to U.S. tax residents. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

 Israel.

   The following is a general summary of the material Israel income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Israeli Tax Ordinance (New Version) as of the date of the offer. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

   We believe that eligible employees who are Israeli tax residents and who exchange outstanding options for new options should not be required to recognize income for Israeli income tax purposes at the time of the exchange and that the exchange will be treated as a non-taxable exchange. However, since we have not requested an advance ruling and we are not aware of any ruling or decision of any kind from any authority on this issue, it is possible that the Israeli tax authorities will treat this option exchange program differently.

   Qualified Stock Options Granted Pursuant to Section 3(I) of the Israeli Tax Ordinance (Section 3(I)).

   The grant of an option under Section 3(I) does not give rise to income tax to the option holder at the time of grant. The exercise of options granted under Section 3(I) of the Tax Ordinance will subject the option holder to income tax at ordinary income tax rates at the time the option holder exercises the option.

   The amount of ordinary income recognized by the option holder is equal to the excess, if any, of the fair market value of the option shares at the time of exercise, over the amount paid for such shares. Such income, in the case of an option granted to an employee, is subject to wage withholding, social security and health insurance taxes.

   An option holder will have a tax basis in the shares purchased upon exercise of Section 3(I) options equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the shares, the option holder generally will recognize capital gain in an amount equal to the difference between the sale proceeds and the option holder's tax basis in the shares. However, since we qualify as an industrial company under the Law for the Encouragement of Industry (Taxes), 1969, we assume that the selling of the shares at a stock exchange market will be tax exempt.

   The tax can be paid directly by the employee or via the employer. In cases that the withholding is done by the employer, then the employee is usually exempt from the submission of an annual tax report. However, if the employee had paid directly he will usually have to submit an annual tax report. As income resulting from Section 3(I) is regarded as salary income, social taxes must be imposed.

   The Israeli tax authorities, under certain circumstances and subject to conditions, may allow a company a deduction for income tax purposes with respect to income recognized by an option holder of Section 3(I) options.

   WE RECOMMEND THAT ELIGIBLE EMPLOYEES WHO ARE TAX RESIDENTS OF ISRAEL CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

 United Kingdom and Japan.

   WE RECOMMEND THAT ELIGIBLE EMPLOYEES WHO ARE TAX RESIDENTS OF THE UNITED KINGDOM OR JAPAN CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER TO EXCHANGE.

15.EXTENSION OF OFFER; TERMINATION; AMENDMENT.

   We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

   We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in section 6, by giving written notice or notice via electronic mail of such termination or postponement to the eligible employees by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

   Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

   Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., eastern time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to eligible employees in a manner reasonably designated to inform eligible employees of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

   If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  -- we increase or decrease the amount of consideration offered for the options;

  -- we decrease the number of options eligible to be tendered in the offer;
     or

  -- we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the ordinary shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

   If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

16.FEES AND EXPENSES.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

17.ADDITIONAL INFORMATION.

   This offer to exchange is part of a Schedule TO with respect to the offer, which we have filed with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to tender your options:

     1. our annual report on Form 20-F for our fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on May 10, 2001; and

     2. the description of our ordinary shares included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on September 12, 2000, including any amendments or reports we file for the purpose of updating that description.

   The SEC File Number for these filings is 000-31513. These filings and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

     450 Fifth Street,       7 World Trade Center          500 West Madison
          N.W.                    Suite 1300                   Street
         Room 1024            New York, New York              Suite 1400
     Washington, D.C.              10048                   Chicago, Illinois
         20549                                                 60661

   You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

   Our Securities and Exchange Commission filings are also available to the public on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

   Our ordinary shares is quoted on the Nasdaq National Market under the symbol "VRYA," and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                            Washington, D.C. 20006

   We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our U.S. subsidiary:

                                ViryaNet, Inc.
                                2 Willow Street
                          Southborough, MA 01745-1027

or by telephoning us at (508) 490-8600 between the hours of 9:00 a.m. and 5:00 p.m., eastern time, or faxing us at (508) 490-8666.

   As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

   The information contained in this offer to exchange about ViryaNet should be read together with the information contained in the documents to which we have referred you.

18.MISCELLANEOUS.

   This offer to exchange and our Securities and Exchange Commission reports referred to above include "forward-looking statements", which reflect our current views with respect to future events and financial performance. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. Except for the historical information contained herein, the matters discussed in this offer to exchange are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. The documents filed by ViryaNet with the Securities and Exchange Commission, including our Annual Report on Form 20-F filed on May 10, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to: our limited operating history in our current market; our history of losses and negative cash flow; our potential need to raise cash in the future; the decline in the growth rate of the overall U.S. economy has caused customers and prospective customers, especially in the telecommunications area, to defer technology purchasing; potential fluctuations in our operating results; that the conditions in Israel could negatively impair our business; the impact of general business and global economic conditions; uncertainties related to our long and variable sales cycle; the delay in timely development and acceptance of new products; the potential that we might be delisted from the Nasdaq National Market; and our need to address competition from companies with substantially greater resources. Except to the extent required by law, neither we, nor any of our respective agents, employees or advisors intends or has any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this document.

   We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

ViryaNet Ltd.                                             August 6, 2001

                                   SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND OFFICERS OF VIRYANET

   The directors and officers of ViryaNet Ltd., and their positions and offices, and their respective beneficial ownership of options to purchase ordinary shares as of August 5, 2001, are set forth in the following table:

                                                                      Percentage of
                                                       Beneficial     Option Shares
                                                      Ownership of     Outstanding
                          Position and Offices      Ordinary Shares     Under the
          Name                    Held             Subject to Options Option Plans
          ----            --------------------     ------------------ -------------
 Samuel I. HaCohen..... Chairman of the Board of        620,000            8.0%
                        Directors
 Winfried A. Burke..... President, Chief                850,000           10.9%
                        Executive Officer and
                        Director
 Vladimir Morgenstern.. Executive Vice                  463,000            5.9%
                        President, Corporate
                        Program and Director
 Menachem Ish-Shalom... Chief Operating Officer         492,250            6.3%
 Albert A. Gabrielli... Chief Financial Officer         225,000            2.9%
 Ron Ben-Natan......... Senior Vice President of        550,000            7.1%
                        Engineering and Chief
                        Technology Officer
 Jeffrey Galin, Sr..... Senior Vice President of        465,000            6.0%
                        Worldwide Sales
 Hillel Milo........... Director                         80,000            1.0%
 Amit Frenkel.......... Director                         70,000            0.9%
 Claudia Gatlin........ Director                         50,000            0.6%
 Yeoshua Agassi........ Director                              0              0%

   The address of each director and officer is: c/o ViryaNet Ltd., 5 Kiryat Hamada Street, Science Based Industries Campus, P.O. Box 23052, Har Hotzvim, Jerusalem 91230, Israel.

                                   SCHEDULE B

                          SUMMARY FINANCIAL STATEMENTS

   The following table sets forth selected consolidated financial operating data for ViryaNet Ltd.

   The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2000 that have been audited by Ernst &Young LLP, independent public accountants. The selected historical statement of operations data for the three months ended June 30, 2000 and June 30, 2001 and the selected historical balance sheet data as of June 30, 2001, which are included in our Form 6-K filed on August 3, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

   The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share data.

                                       Year Ended         Three Months Ended
                                      December 31,             June 30,
                                   --------------------  ---------------------
                                     1999       2000       2000        2001
                                   ---------  ---------  ---------  ----------
                                                             (unaudited)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
 Software Licenses...............  $   4,269  $  17,027  $   3,754  $    3,218
 Maintenance and Services........     11,533     10,080      2,503       1,989
                                   ---------  ---------  ---------  ----------
 Total revenues..................     15,802     27,107      6,257       5,207
                                   ---------  ---------  ---------  ----------
Cost of revenues:
 Software Licenses                       952        938        109         620
 Maintenance and Services........      9,978      7,857      1,902       1,764
                                   ---------  ---------  ---------  ----------
 Total cost of revenues..........     10,930      8,795      2,011       2,384
                                   ---------  ---------  ---------  ----------
Gross profit.....................      4,872     18,312      4,246       2,823
                                   ---------  ---------  ---------  ----------
Operating expenses:
 Research and development........      6,865      7,224      1,687       2,097
 Sales and Marketing.............     13,537     16,385      4,199       4,593
 General and administrative......      3,518      3,857        945       1,020
 Amortization of deferred stock
  compensation...................        798      1,104        248          69
                                   ---------  ---------  ---------  ----------
 Total operating expenses........     24,718     28,570      7,079       7,779
                                   ---------  ---------  ---------  ----------
Operating loss...................    (19,846)   (10,258)    (2,833)     (4,956)
Financial income (expense), net..       (565)        26       (137)         42
Financial expenses related to
 amortization of beneficial
 conversion feature and
 compensation related to warrants
 to investors in convertible
 loan............................        --     (16,556)
                                   ---------  ---------  ---------  ----------
 Net loss........................  $ (20,411) $ (26,788) $  (2,970) $   (4,914)
Preferred shares deemed
 dividend........................       (303)       --
                                   ---------  ---------  ---------  ----------
Net loss to shareholders of
 ordinary shares.................  $ (20,714) $ (26,788) $  (2,970) $   (4,914)
                                   =========  =========  =========  ==========
Basic and diluted net loss per
 share...........................  $   (7.74) $   (3.34) $   (1.10) $    (0.23)
                                   =========  =========  =========  ==========
 Weighted average number of
  shares used in computing Basic
  and diluted net loss per
  share..........................  2,676,212  8,029,785  2,708,584  21,710,988
                                   =========  =========  =========  ==========
                                   As of December 31,       As of June 30,
                                   --------------------  ---------------------
                                     1999       2000       2000        2001
                                   ---------  ---------  ---------  ----------
                                                             (unaudited)
CONSOLIDATED BALANCE SHEET DATA
 (at period end):
Balance Sheet Data (at period
 end):
Cash and cash equivalents........  $   1,886  $  21,838  $   5,286  $   14,214
Working capital (deficit)........    (11,305)    21,126       (522)      8,430
Total assets.....................      8,692     34,840     12,884      27,067
Convertible debentures...........        --         --      15,492         --
Stockholders' equity.............    (10,555)    23,181    (15,180)     10,824
Book value (deficit) per ordinary
 share (1).......................      (3.91)      1.07      (5.59)       0.50

(1) Book value per share is computed by dividing total stockholders' equity by the number of ordinary shares outstanding.

--------------------------------------------------------------------------------
                               OFFER TO EXCHANGE
                            ALL OUTSTANDING OPTIONS
  UNDER THE VIRYANET LTD. 1996 STOCK OPTION AND INCENTIVE PLAN, VIRYANET LTD.
   1997 STOCK OPTION AND INCENTIVE PLAN, VIRYANET LTD. 1998 STOCK OPTION AND
     INCENTIVE PLAN AND VIRYANET LTD. 1999 STOCK OPTION AND INCENTIVE PLAN
                          TO PURCHASE ORDINARY SHARES
                           HELD BY CERTAIN EMPLOYEES
                    FOR NEW OPTIONS UNDER THE VIRYANET LTD.
                      1999 STOCK OPTION AND INCENTIVE PLAN

   Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Mr. Alon Tabak or Mr. Albert Gabrielli at our U.S. subsidiary, ViryaNet, Inc., 2 Willow Street, Southborough, MA 01745-1027 (phone: (508) 490-8600) (fax: (508) 490-
8666).

                                 August 6, 2001